                         AMENDMENT TO CUSTODY AGREEMENT


     Amendment made as of this 17th day of April, 1996 by and between Dean Witter Liquid Asset Fund Inc.(the "Fund") and The Bank of New York (the "Custodian") to the Custody Agreement between the Fund and the Custodian dated September 20, 1991 (the "Custody Agreement"). The Custody Agreement is hereby amended as follows:

     Article XV Section 8 of the Custody Agreement shall be deleted and be replaced by Sections 8.(a), 8.(b) and 8.(c) as set forth below:

     "8. (a) The Custodian will use reasonable care with respect to its obligations under this Agreement and the safekeeping of Securities and moneys owned by the Fund. The Custodian shall indemnify the Fund against and save the Fund harmless from all liability, claims, losses and demands whatsoever, including attorneys' fees, howsoever arising or incurred as the result of the failure of a subcustodian which is a banking insitution located in a foreign country and identified on Schedule A attached hereto and as amended from time to time upon mutual agreement of the parties (each, a "Subcustodian") to exercise reasonable care with respect to the safekeeping of such Securities and moneys to the same extent that the Custodian would be liable to the Fund if the Custodian were holding such securities and moneys in New York. In the event of any loss to the Fund by reason of the failure of the Custodian or a Subcustodian to utilize reasonable care, the Custodian shall be liable to the Fund only to the extent of the Fund's direct damages, to be determined based on the market value of the Securities and moneys which are the subject of the loss at the date of discovery of such loss and without reference to any special conditions or circumstances.

     8.  (b)  The Custodian shall not be liable for any loss which results from
(i) the general risk of investing, or (ii) investing or holding Securities and moneys in a particular country including, but not limited to, losses resulting from nationalization, expropriation or other governmental actions; regulation of the banking or securities industry; currency restrictions, devaluations or fluctuations; or market conditions which prevent the orderly execution of securities transactions or affect the value of Securities or moneys.

     8. (c) Neither party shall be liable to the other for any loss due to forces beyond its control including, but not limited to, strikes or work stoppages, acts of war or terrorism, insurrection, revolution, nuclear fusion, fission or radiation, or acts of God."

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective Officers, thereunto duly authorized and their respective seals to be hereunto affixed, as of the day and year first above written.


                        DEAN WITTER LIQUID ASSET FUND INC.


[SEAL]                                       By:/s/ David A. Hughey
                                                ---------------------

Attest:


/s/ Robert M. Scanlan
------------------------


                                             THE BANK OF NEW YORK


[SEAL]                                       By:/s/ Steve Grunston
                                                ---------------------


Attest:


/s/ Vincent Blazewitcz
------------------------

                         SCHEDULE A


COUNTRY/MARKET                     SUBCUSTODIAN
--------------                     ------------

Argentina                          The Bank of Boston
Australia                          ANZ Banking Group Limited
Austria                            Girocredit Bank AG
Bangladesh*                        Standard Chartered Bank
Belgium                            Banque Bruxelles Lambert
Botswana*                          Stanbic Bank Botswana Ltd.
Brazil                             The Bank of Boston
Canada                             Royal Trust/Royal Bank of Canada
Chile                              The Bank of Boston/Banco de Chile
China                              Standard Chartered Bank
Colombia                           Citibank, N.A.
Denmark                            Den Danske Bank
Euromarket                         CEDEL
                                   Euroclear
                                   First Chicago Clearing Centre
Finland                            Union Bank of Finland
France                             Banque Paribas/Credit Commercial de France
Germany                            Dresdner Bank A.G.
Ghana*                             Merchant Bank Ghana Ltd.
Greece                             Alpha Credit Bank
Hong Kong                          Hong Kong and Shanghai Banking Corp.
Indonesia                          Hong Kong and Shanghai Banking Corp.
Ireland                            Allied Irish Bank
Israel                             Israel Discount Bank
Italy                              Banca Commerciale Italiana
Japan                              Yasuda Trust & Banking Co., Lt.
Korea                              Bank of Seoul
Luxembourg                         Kredietbank S.A.
Malaysia                           Hong Kong Bank Malaysia Berhad
Mexico                             Banco Nacional de Mexico (Banamex)
Netherlands                        Mees Pierson
New Zealand                        ANZ Banking Group Limited
Norway                             Den Norske Bank
Pakistan                           Standard Chartered Bank
Peru                               Citibank, N.A.
Philippines                        Hong Kong and Shanghai Banking Corp.
Poland                             Bank Handlowy w Warsawie
Portugal                           Banco Comercial Portugues
Singapore                          United Overseas Bank
South Africa                       Standard Bank of South Africa Limited
Spain                              Banco Bilbao Vizcaya
Sri Lanka                          Standard Chartered Bank

                         SCHEDULE A

COUNTRY/MARKET                     SUBCUSTODIAN
--------------                     ------------

Sweden                             Skandinaviska Enskilda Banken
Switzerland                        Union Bank of Switzerland
Taiwan                             Hong Kong and Shanghai Banking Corp.
Thailand                           Siam Commercial Bank
Turkey                             Citibank, N.A.
United Kingdom                     The Bank of New York
United States                      The Bank of New York
Uruguay                            The Bank of Boston
Venezuela                          Citibank N.A.
Zimbabwe*                          Stanbic Bank Zimbabwe Ltd.



















*Not yet 17(f)5 compliant